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                                                                    EXHIBIT 23.5



                          Independent Auditors' Consent



The Board of Directors
WesterFed Financial Corporation:

We consent to incorporation by reference in the registration statement on Form S-3 of Glacier Bancorp, Inc. of our report dated March 10, 2000, relating to the consolidated balance sheets of WesterFed Financial Corporation and subsidiaries as of December 31, 1999 and June 30, 1999, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the six months ended December 31, 1999 and for each of the years in the three-year period ended June 30, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of WesterFed Financial Corporation, and to the reference to our firm under the heading "Experts" in the registration statement and the prospectus.

/s/ KPMG LLP


Billings, Montana
December 20, 2000